Execution Version

LIMITED LIABILITY COMPANY OPERATING AGREEMENT
Among

RIGID CORE MANUFACTURING LLC
and
THE MEMBERS NAMED HEREIN

dated as of
August 11, 2022
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LIMITED LIABILITY COMPANY OPERATING AGREEMENT
THIS LIMITED LIABILITY COMPANY OPERATING AGREEMENT of RIGID CORE MANUFACTURING LLC, a Delaware limited liability company (the “Company”), is entered into as of August 11, 2022 (the “Effective Date”) by and among the Company, TRUCOR, LLC a Georgia limited liability company (“TruCor”), and ALABAMA MANUFACTURING INVESTMENT LLC, a Delaware limited liability company (“AMI”).
RECITALS
WHEREAS, the Company was formed under the laws of the State of Delaware by the filing of the Certificate of Formation with the Secretary of State of Delaware (the “Secretary of State”) on February 3, 2022 (the “Certificate”) for the purposes set forth in Section 2.05 of this Agreement;
WHEREAS, the Members wish to enter into this Agreement setting forth the terms and conditions governing the operation and management of the Company.
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
Section 1.01Definitions. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in this Section 1.01:
“Act” means the Delaware Limited Liability Company Act, Del. Law Title 6. Chapter 18.
“Additional Capital Contributions” has the meaning set forth in Section 3.02.
“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:
(a)crediting to such Capital Account any amount that such Member is obligated to restore or is deemed to be obligated to restore pursuant to Treasury Regulations Sections 1.704-1(b)(2)(ii)(c), 1.704-2(g)(1) and 1.704-2(i); and
(b)debiting to such Capital Account the items described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6).
“Administrative Services and Loaned Employee Agreement” means the Administrative Services and Loaned Employee Agreement, dated as of even date herewith, by and between the Company, TDG Operations, LLC, a Georgia limited liability company, and AMI, as amended from time to time.
“Affiliate” means, with respect to any Person, any other Person who, directly or indirectly (including through one or more intermediaries), controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control,” when used with respect to any specified Person, shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise; and the terms
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“controlling” and “controlled” shall have correlative meanings; provided, however, that the term “Affiliate” does not, when used with respect to a Member, include the Company.
“Agreement” means this Limited Liability Company Operating Agreement, as executed and as it may be amended, modified, supplemented or restated from time to time, as provided herein.
“AMI” has the meaning set forth in the preamble.
“AMI Manager” has the meaning set forth in Section 7.02(a)(ii).
“Ancillary Agreement” has the meaning specified in the JV Agreement.
“Applicable Law” means all applicable provisions of (a) constitutions, treaties, statutes, laws (including the common law), rules, regulations, decrees, ordinances, codes, proclamations, declarations or orders of any Governmental Authority; (b) any consents or approvals of any Governmental Authority; and (c) any orders, decisions, advisory or interpretative opinions, injunctions, judgments, awards, decrees of, or agreements with, any Governmental Authority.
“Available Cash Flow” means, with respect to any period, all cash received by the Company from all sources (other than Capital Contributions or indebtedness for borrowed money) during such period, less the portion thereof to be used to pay (or to establish reasonable reserves for) working capital needs, expenses and fees, principal and interest on Company debt, investments, acquisitions, liabilities, and contingencies, all as determined by the Board in its reasonable discretion.
“Bankruptcy” means, with respect to a Member, the occurrence of any of the following: (a) the filing of an application by such Member for, or a consent to, the appointment of a trustee of such Member’s assets; (b) the filing by such Member of a voluntary petition in bankruptcy or the filing by such Member of a pleading in any court of record admitting in writing such Member’s inability to pay its debts as they come due; (c) the making by such Member of a general assignment for the benefit of such Member’s creditors; (d) the filing by such Member of an answer admitting the material allegations of, or such Member’s consenting to, or defaulting in answering a bankruptcy petition filed against such Member in any bankruptcy proceeding; or (e) the expiration of sixty (60) days following the entry of an order, judgment or decree by any court of competent jurisdiction adjudicating such Member bankrupt or appointing a trustee of such Member’s assets.
“BBA” means the Bipartisan Budget Act of 2015.
“Board” has the meaning set forth in Section 7.01.
“Book Depreciation” means, with respect to any Company asset for each Fiscal Year, the Company’s depreciation, amortization or other cost recovery deductions determined for federal income tax purposes, except that if the Book Value of an asset differs from its adjusted tax basis at the beginning of such Fiscal Year, Book Depreciation shall be an amount which bears the same ratio to such beginning Book Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero and the Book Value of the asset is positive, Book Depreciation shall be determined with reference to such beginning Book Value using any permitted method selected by unanimous vote of the Board in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g)(3).

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“Book Value” means, with respect to any Company asset, the adjusted basis of such asset for federal income tax purposes, except as follows: (a) the Book Values of all items of Company Property shall be adjusted to equal their respective Fair Market Values (taking Code Section 7701(g) into account) as of the following times: (A) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution, (B) the distribution by the Company to a Member of more than a de minimis amount as consideration for an interest in the Company, and (C) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); (D) in connection with the grant of an interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in a partner capacity, or by a new Member acting in a partner capacity in anticipation of being a Member; and (E) the acquisition of an interest in the Company upon the exercise of a noncompensatory option in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(s); provided that an adjustment described in clause (A), (B), (D), or (E) of this clause (a) shall be made only if the Tax Matters Representative reasonably determines that such adjustment is necessary to reflect the relative economic interests of the Members in the Company and provided, further, if any noncompensatory option is outstanding, the Book Values shall be adjusted in accordance with Treasury Regulations Sections 1.704-1(b)(2)(iv)(f)(1) and 1.704-1(b)(2)(iv)(h)(2); (b) the Book Value of each Company asset shall be increased or decreased, as the case may be, to reflect any adjustments to the adjusted tax basis of such Company asset pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Account balances pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m); provided, however, that Book Values shall not be adjusted pursuant to this clause (b) to the extent that an adjustment pursuant to clause (a) is required in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (b); and (c) if the Book Value of a Company asset has been adjusted pursuant to clauses (a) or (b) above, such Book Value shall thereafter be adjusted to reflect the Book Depreciation taken into account with respect to such Company asset for purposes of computing Net Income and Net Losses.
“Budget” has the meaning set forth in Section 7.12(a).
“Business” has the meaning set forth in Section 2.05.
“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in the City of Atlanta are authorized or required to close.
“Buy-Out Price” has the meaning set forth in Section 9.03(b).
“Buy-Sell Closing” has the meaning set forth in Section 9.03(d).
“Buy-Sell Election Date” has the meaning set forth in Section 9.03(c).
“Buy-Sell Offer Notice” has the meaning set forth in Section 9.03(b).
“Buy-Sell Purchase Price” has the meaning set forth in Section 9.03(e).
“Buy-Sell Purchasing Member” has the meaning set forth in Section 9.03(d).
“Buy-Sell Selling Member” has the meaning set forth in Section 9.03(d).
“Capital Account” has the meaning set forth in Section 3.04.

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“Capital Contribution” means, for any Member, the sum of the amounts of money plus the agreed value of any property (determined as of the date of contribution and net of any liabilities secured by such property that are assumed by the Company or to which the assets are taken subject) which such Member (and/or its direct or indirect predecessor(s) in interest) shall have contributed to the capital of the Company as provided in Sections 3.01 and 3.02 hereof.
“Certificate” has the meaning set forth in the Recitals.
“Chairperson” has the meaning set forth in Section 7.09.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Company” has the meaning set forth in the Preamble.
“Company Interest Rate” has the meaning set forth in Section 6.02(c).
“Company Minimum Gain” means “partnership minimum gain” as defined in Treasury Regulations Section 1.704-2(b)(2), substituting the term “Company” for the term “partnership” as the context requires.
“Contributing Member” has the meaning set forth in Section 3.02.
“Covered Person” has the meaning set forth in Section 8.01(a).
“Deadlock” has the meaning set forth in Section 9.03(a).
“Cure Period” has the meaning set forth in Section 10.02.
“Default Amount” has the meaning set forth in Section 3.02.
“Default Loan” has the meaning set forth in Section 3.02.
“Default Rate” has the meaning set forth in Section 3.02.
“Defaulting Member” means a Member that (i) has failed to make its Initial Capital Commitment pursuant to Section 3.01 or an Additional Capital Contribution pursuant to Section 3.02 for so long as it is a Non-Contributing Member and the Contributing Member has not extended a Member Loan; (ii) is subject to a Bankruptcy; (iii) has breached any material covenant, duty or obligation under this Agreement and either the breach cannot be cured or, if the breach can be cured, it is not cured by such Defaulting Member within the Cure Period; (iv) has breached any material covenant, representation or warranty under the JV Agreement and either the breach cannot be cured or, if the breach can be cured, it is not cured by such Defaulting Member within the Cure Period; (v) has breached any material covenant, representation or warranty under any Supply Agreement by and between the Company and such Member and either the breach cannot be cured or, if the breach can be cured, it is not cured by such Defaulting Member within the Cure Period; which breach, in the cases of the foregoing clauses (iii), (iv) and/or (v), if not cured within the Cure Period or is incapable of being cured, would reasonably be expected to have a material adverse effect on the condition (financial or otherwise), business, properties, assets, liabilities, prospects or results of the operations of the Company or a Member which is not itself a Defaulting Member.
“Effective Date” has the meaning set forth in the Preamble.

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“Electronic Transmission” means any form of communication not directly involving the physical transmission of paper that creates a record that may be retained, retrieved and reviewed by a recipient thereof and that may be directly reproduced in paper form by such a recipient through an automated process.
“Fair Market Value” of any asset as of any date means the purchase price that a willing buyer having all relevant knowledge would pay a willing seller for such asset in an arm’s length transaction. Unless otherwise provided herein, Fair Market Value shall be as determined unanimously by the Board; provided, that if the Board is unable to agree on the fair market value of such asset within a reasonable period of time (not to exceed ten (10) Business Days), such fair market value shall be determined by an investment banking, accounting or other valuation firm selected by unanimous agreement of the Board. If the Board cannot unanimously agree on a valuation firm, each Member shall select a valuation firm (a “Member Valuation Firm”) and such Member Valuation Firms shall together unanimously select a neutral valuation firm who will conduct the valuation. Each Member shall bear the fees and expenses of its Member Valuation Firm, if any, and the Company shall bear the fees and expenses of the final valuation firm so selected. The determination of such valuation firm shall be final, conclusive and binding.
“Fiscal Year” means the calendar year ending on the last Saturday of each calendar year, unless the Company is required to have a taxable year other than the calendar year, in which case Fiscal Year shall be the period that conforms to its taxable year.
“GAAP” means United States generally accepted accounting principles in effect from time to time.
“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of law), or any arbitrator, court or tribunal of competent jurisdiction.
“Initial Budget” has the meaning set forth in Section 7.12(a).
“Initial Capital Commitment” has the meaning set forth in Section 3.01.
“Initial Members” means TruCor and AMI.
“Initiating Member” has the meaning set forth in Section 9.03(b).
“Joinder Agreement” means the joinder agreement in form and substance attached hereto as Exhibit A.
“JV Agreement” means the Joint Venture Agreement by and among TruCor, AMI and the other signatories thereto, of even date herewith, along with any exhibits and schedules attached thereto, and any Ancillary Agreements contemplated therein.
“Liquidator” has the meaning set forth in Section 12.03(a).
“Losses” has the meaning set forth in Section 8.03(a).
“Major Decisions” has the meaning set forth in Section 7.06.
“Manager” has the meaning set forth in Section 7.01.

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“Managers Schedule” has the meaning set forth in Section 7.03(d).
“Member” means (a) each Initial Member and (b) each Person who is hereafter admitted as a Member in accordance with the terms of this Agreement and the Act. The Members shall constitute the “members” (as that term is defined in the Act) of the Company.
“Member Nonrecourse Debt” means “partner nonrecourse debt” as defined in Treasury Regulations Section 1.704-2(b)(4), substituting the term “Company” for the term “partnership” and the term “Member” for the term “partner” as the context requires.
“Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if the Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treasury Regulations Section 1.704-2(i)(3).
“Member Nonrecourse Deduction” means “partner nonrecourse deduction” as defined in Treasury Regulations Section 1.704-2(i), substituting the term “Member” for the term “partner” as the context requires.
“Membership Interest” means an interest in the Company owned by a Member, including such Member’s right (a) to its distributive share of Net Income, Net Losses and other items of income, gain, loss and deduction of the Company; (b) to its distributive share of the assets of the Company; (c) to vote on, consent to or otherwise participate in any decision of the Members as provided in this Agreement; and (d) to any and all other benefits to which such Member may be entitled as provided in this Agreement or the Act. The Membership Interest of each Member shall be expressed as a Percentage Interest.
“Net Income” and “Net Loss” mean, for each Fiscal Year or other period specified in this Agreement, an amount equal to the Company’s taxable income or taxable loss, or particular items thereof, determined in accordance with Code Section 703(a) (where, for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or taxable loss), but with the following adjustments:
(a)any income realized by the Company that is exempt from federal income taxation, as described in Code Section 705(a)(1)(B), shall be added to such taxable income or taxable loss, notwithstanding that such income is not includable in gross income;
(b)any expenditures of the Company described in Code Section 705(a)(2)(B), including any items treated under Treasury Regulations Section 1.704-1(b)(2)(iv)(i) as items described in Code Section 705(a)(2)(B), shall be subtracted from such taxable income or taxable loss, notwithstanding that such expenditures are not deductible for federal income tax purposes;
(c)any gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Book Value of the property so disposed, notwithstanding that the adjusted tax basis of such property differs from its Book Value;
(d)any items of depreciation, amortization and other cost recovery deductions with respect to Company property having a Book Value that differs from its adjusted tax basis shall be computed by reference to the property’s Book Value (as adjusted for Book Depreciation) in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g);

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(e)if the Book Value of any Company property is adjusted as provided in the definition of Book Value, then the amount of such adjustment shall be treated as an item of gain or loss and included in the computation of such taxable income or taxable loss; and
(f)to the extent an adjustment to the adjusted tax basis of any Company property pursuant to Code Sections 732(d), 734(b) or 743(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis).
For the avoidance of doubt, notwithstanding any other provision of this definition, any items that are specially allocated pursuant to Section 5.02 shall not be taken into account in computing Net Income or Net Loss.
“Non-Contributing Member” has the meaning set forth in Section 3.02.
“Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Section 1.704-2(b).
“Nonrecourse Liability” has the meaning set forth in Treasury Regulations Section 1.704-2(b)(3).
“Officers” has the meaning set forth in Section 7.10.
“Percentage Interest” means, with respect to a Member at any time, the percentage set forth opposite such Member’s name on Schedule A attached hereto (such percentage being understood to be reflective of the economic interest in the Company represented by such Member’s Membership Interest). The Percentage Interests shall at all times aggregate to one hundred percent (100%).
“Permitted Transfer” means a Transfer of a Membership Interest carried out pursuant to Section 9.02.
“Permitted Transferee” means a recipient of a Permitted Transfer.
“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.
“Qualified Replacement” means a person with not less than ten (10) years of experience in the industry in which the Company, TruCor and/or AMI operates.
“Regulatory Allocations” has the meaning set forth in Section 5.02(e).
“Related-Party Agreement” means any agreement, transaction, arrangement or understanding between the Company and any Member or Manager, any Affiliate of a Member or Manager or any officer or employee thereof, including any sale, lease, transfer or other disposition of any property or assets, any service agreement or arrangement, any employment or other agreement involving compensation, or any loan, advance or guaranty to, with or for any of their benefit.

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“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.
“Responding Member” has the meaning set forth in Section 9.03(b).
“Response Notice” has the meaning set forth in Section 9.03(c).
“Revised Partnership Audit Rules” means the partnership audit procedures set forth in Subchapter C of Chapter 63 of the Code as amended by the BBA.
“Secretary of State” has the meaning set forth in the Recitals.
“Securities Act” means the Securities Act of 1933.
“Sell-Out Price” has the meaning set forth in Section 9.03(b).
“Subsidiary” means, with respect to any Person, any other Person of which a majority of the outstanding shares or other equity interests having the power to vote for directors or comparable managers are owned, directly or indirectly, by the first Person.
“Tax Matters Representative” has the meaning set forth in Section 11.04(a).
“Taxing Authority” has the meaning set forth in Section 6.02(b).
“Technical Services Agreement” means the Technical Services Agreement, dated as of even date herewith, by and between the Company and AMI, as amended from time to time.
“Term” has the meaning set forth in Section 2.06.
“Transfer” means to, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, by operation of law or otherwise, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any Membership Interest owned by a Person or any interest (including a beneficial interest or any direct or indirect economic or voting interest) in any Membership Interest owned by a Person; provided that none of an issuance, disposition, redemption or repurchase of any interests in the ultimate parent entity of a Member, or the sale by such parent entity of all or substantially all of the assets of such parent entity, including without limitation the Membership Interests, shall be deemed to be a Transfer of a Membership Interest, including by means of a disposition of interests in a Member or in a Person that directly or indirectly holds any interests in a Member. “Transfer” when used as a noun shall have a correlative meaning. “Transferor” and “Transferee” mean a Person who makes or receives a Transfer, respectively.
“Transferring Member” has the meaning set forth in Section 9.02.
“Treasury Regulations” means the final or temporary regulations issued by the United States Department of Treasury pursuant to its authority under the Code, and any successor regulations.
“TruCor” has the meaning set forth in the preamble.
“TruCor Manager” has the meaning set forth in Section 7.02(a)(i).
“Withholding Advances” has the meaning set forth in Section 6.02(b).

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Section 1.01Interpretation. For purposes of this Agreement: (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. The definitions given for any defined terms in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Unless the context otherwise requires, references herein: (x) to Articles, Sections and Exhibits mean the Articles and Sections of, and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented or modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Exhibits and Schedules referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.
ARTICLE II
ORGANIZATION
Section 1.01Formation. The Company was formed on February 3, 2022, pursuant to the provisions of the Act, upon the filing of the Certificate with the Secretary of State. The rights, powers, duties, obligations and liabilities of the Members shall be determined pursuant to the Act and this Agreement. To the extent that the rights, powers, duties, obligations and liabilities of any Member are different by reason of any provision of this Agreement than they would be under the Act in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control.
Section 1.02Name. The name of the Company is “Rigid Core Manufacturing LLC”.
Section 1.03Principal Office. The principal office of the Company is located at 209 Carpet Drive, Atmore, AL 36502, or such other place as may from time to time be determined by the Board. The Board shall give prompt notice of any such change to each of the Members.
Section 1.04Registered Office; Registered Agent. The registered office of the Company shall be the office of the initial registered agent named in the Certificate or such other office (which need not be a place of business of the Company) as the Board may designate from time to time in the manner provided by the Act and Applicable Law. The registered agent for service of process on the Company in the State of Delaware shall be the initial registered agent named in the Certificate or such other Person or Persons as the Board may designate from time to time in the manner provided by the Act and Applicable Law.
Section 1.05Purpose; Powers. The purposes of the Company are to engage in (i) the manufacture and production of rigid-core luxury vinyl tile finished products (the “Business”) and (ii) any and all activities necessary or incidental thereto. The Company shall have all the

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powers necessary or convenient to carry out the purposes for which it is formed, including the powers granted by the Act.
Section 1.06Term. The term of the Company (“Term”) commenced on the date the Certificate was filed with the Secretary of State and shall continue in existence perpetually until the Company is dissolved in accordance with the provisions of this Agreement.
Section 1.07No State-Law Partnership. The Members intend that the Company shall not be a partnership (including a limited partnership) or joint venture, and that no Member, Manager or Officer of the Company shall be a partner or joint venturer of any other Member, Manager or Officer of the Company, for any purposes other than income tax status as set forth in Section 11.03.
ARTICLE III
CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS
Section 1.02Initial Capital Commitment. Each Initial Member hereby commits to make Capital Contributions to the Company in the amounts set forth on Schedule A, attached hereto, as follows: (a) TruCor shall contribute an amount equal to $1,000,000 within five (5) Business Days from the Effective Date; (b) AMI shall contribute an amount equal to $1,000,000 within five (5) Business Days from the Effective Date; and (c) the remaining amounts in equal installments, which, except as otherwise may be specified pursuant to the Business Plan (as defined in the JV Agreement) (in which case the Business Plan terms shall govern) or called by the Board, shall be paid in five equal increments each, on September 1, 2022, October 1, 2022, November 1, 2022, December 1, 2022, and January 1, 2023 (each, an “Initial Capital Commitment”), and in exchange for such Initial Capital Commitment, is deemed to own Membership Interests in the Company in the Percentage Interest amount set forth opposite such Member’s name on Schedule A attached hereto.
Section 1.03Additional Capital Contributions. In addition to their Initial Capital Commitments, the Members shall make additional Capital Contributions in cash, in proportion to their respective Percentage Interests, as unanimously determined by the Board from time to time to be reasonably necessary to pay any operating, capital or other expenses relating to the Business (such additional Capital Contributions, the “Additional Capital Contributions”). Upon the Board making such determination to call for Additional Capital Contributions, the Board shall deliver to the Members a written notice of the Company’s need for Additional Capital Contributions, which notice shall specify in reasonable detail (i) the purpose for such Additional Capital Contributions, (ii) the aggregate amount of such Additional Capital Contributions, (iii) each Member’s pro rata share of such aggregate amount of Additional Capital Contributions (based upon such Member’s Percentage Interest) and (iv) the date (which date shall not be less than ten (10) Business Days following the date that such notice is given) on which such Additional Capital Contributions shall be required to be made by the Members.
Section 1.04Failure to Make Additional Capital Contributions.
(a)If any Member shall fail to timely make, or notifies the other Member that it shall not make, all or any portion of any Additional Capital Contribution which such Member is obligated to make under Section 3.02, then such Member shall be deemed to be a “Non-Contributing Member.” A Member that is not in default of its obligations under Section 3.01 or Section 3.02 (a “Contributing Member”) shall be entitled, but not obligated, to loan to the Non-Contributing Member, by contributing to the Company on its behalf, all or any part of the amount (the “Default Amount”) that the Non-Contributing Member failed to contribute to the Company (each such loan, a “Default Loan”); provided, that such Contributing Member shall

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have contributed to the Company its pro rata share of the applicable Additional Capital Contribution. Such Default Loan shall be treated as an Additional Capital Contribution by the Non-Contributing Member. Each Default Loan shall bear interest (compounded monthly on the first day of each calendar month) on the unpaid principal amount thereof from time to time remaining from the date advanced until repaid, at the lesser of (i) 8% per annum and (ii) the maximum rate permitted at law (the “Default Rate”) and shall be recourse debt of the Non-Contributing Member, secured by the Membership Interest of the Non-Contributing Member. Until such time as all Default Loans made to a Non-Contributing Member and all interest thereon have been repaid by such Non-Contributing Member, (x) distributions payable to the Non-Contributing Member pursuant to this Agreement shall be paid to the Contributing Member as and to the extent provided in Section 6.01(b)(i) and (y) any such amounts paid to the Contributing Member shall not be treated as a payment of any principal or interest on any Default Loan nor as an advance on any other distributions to which the Contributing Member may otherwise be entitled. So long as a Default Loan is outstanding, the Non-Contributing Member shall have the right to repay it (together with interest then due and owing) in whole or in part. Upon its repayment in full of a Default Loan made to such Non-Contributing Member, such Non-Contributing Member (so long as it is not otherwise a Non-Contributing Member with respect to any other Additional Capital Contributions) shall cease to be a Non-Contributing Member. Notwithstanding anything herein to the contrary, a Contributing Member may in its sole discretion demand payment of any outstanding Default Loan at any time by delivering a notice to the Non-Contributing Member, at which time such Default Loan and any accrued and unpaid interest thereon shall be immediately due and payable to the Contributing Member.
(b)Any Default Amount that is not funded pursuant to a Default Loan shall bear interest at the Default Rate from the date such Additional Capital Contribution was due until paid in full to the Company by the Non-Contributing Member.
(c)Except as set forth in this Section 3.03 or Section 3.06, neither Member shall be required to make additional Capital Contributions, and no Member shall be required to make loans to the Company.
Section 1.08Maintenance of Capital Accounts. The Company shall establish and maintain for each Member a separate capital account (a “Capital Account”) on its books and records in accordance with this Section 3.04. Each Capital Account shall be established and maintained in accordance with the following provisions:
(d)Each Member’s Capital Account shall be increased by the amount of:
(i)such Member’s Capital Contributions, including such Member’s initial Capital Contribution and any Additional Capital Contributions;
(ii)any Net Income or other item of income or gain allocated to such Member pursuant to ARTICLE V; and
(iii)any liabilities of the Company that are assumed by such Member or secured by any property distributed to such Member.
(e)Each Member’s Capital Account shall be decreased by:
(i)the cash amount or Book Value of any property distributed to such Member pursuant to ARTICLE VI and Section 12.03(c);
(ii)the amount of any Net Loss or other item of loss or deduction allocated to such Member pursuant to ARTICLE V; and

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(iii)the amount of any liabilities of such Member assumed by the Company or that are secured by any property contributed by such Member to the Company.
Section 1.01Succession Upon Transfer. In the event that any Membership Interest is Transferred in accordance with the terms of this Agreement, the Transferee shall succeed to the Capital Account of the Transferor to the extent it relates to the Transferred Membership Interest and, subject to Section 5.04, shall receive allocations and distributions pursuant to ARTICLE V, ARTICLE VI and ARTICLE XII in respect of such Membership Interest.
Section 1.02Negative Capital Accounts. In the event that any Member shall have a deficit balance in its Capital Account, such Member shall have no obligation, including during the Term or upon dissolution or liquidation of the Company, to restore such negative balance or make any Capital Contributions to the Company by reason thereof, except as may be required by Applicable Law or in respect of any negative balance resulting from a withdrawal of capital or dissolution in contravention of this Agreement.
Section 1.03No Withdrawals From Capital Accounts. No Member shall be entitled to withdraw any part of its Capital Account or to receive any distribution from the Company, except as otherwise provided in this Agreement. No Member shall receive any interest, salary, management or service fees, or drawing with respect to its Capital Contributions or its Capital Account, except as otherwise provided in this Agreement or the JV Agreement or any of the Ancillary Agreements. The Capital Accounts are maintained for the sole purpose of allocating items of income, gain, loss and deduction among the Members and shall have no effect on the amount of any distributions to any Members, in liquidation or otherwise.
Section 1.04Loans From Members. Loans by any Member to the Company shall not be considered Capital Contributions and shall not affect the maintenance of such Member’s Capital Account, other than to the extent provided in Section 3.04(a)(iii), if applicable.
Section 1.05Modifications. The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Treasury Regulations. If the Board determines that it is prudent to modify the manner in which the Capital Accounts, or any increases or decreases to the Capital Accounts, are computed in order to comply with such Treasury Regulations, the Board may authorize such modifications.
ARTICLE IV
MEMBERS
Section 1.06Admission of New Members.
(a)New Members may be admitted from time to time in connection with a Transfer of Membership Interests in accordance with this Agreement, subject to compliance with the provisions of ARTICLE IX, and following compliance with the provisions of Section 4.01(b).
(b)In order for any Person not already a Member of the Company to be admitted as a Member, such Person shall have executed and delivered to the Company a written undertaking substantially in the form of the Joinder Agreement. Upon the satisfaction of any other applicable conditions deemed reasonably necessary or desirable by the other Member to effect such admission, such Person shall be admitted as a Member and deemed listed as such on the books and records of the Company. The Board shall also adjust the Capital Accounts of the Members as necessary in accordance with Section 3.05.

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(c)Any Member who proposes to Transfer its Membership Interest (or any portion thereof) shall (i) be responsible for the payment of expenses incurred by such Member in connection with such Transfer, whether or not consummated, and (ii) except in connection with a Transfer pursuant to Section 9.03 or Section 10.02, reimburse the Company and the other Member for all reasonable expenses (including reasonable attorneys’ fees and expenses) incurred by or on behalf of the Company or such other Member in connection with such proposed Transfer, whether or not consummated.
Section 1.07No Personal Liability. Except as otherwise provided in the Act or by Applicable Law, no Member will be obligated personally for any debt, obligation or liability of the Company or other Member, whether arising in contract, tort or otherwise, solely by reason of being a Member.
Section 1.08No Withdrawal. So long as a Member continues to hold any Membership Interest, such Member shall not have the ability to withdraw or resign as a Member prior to the dissolution and winding up of the Company and any such withdrawal or resignation or attempted withdrawal or resignation by a Member prior to the dissolution or winding up of the Company shall be null and void. As soon as any Person who is a Member ceases to hold any Membership Interests, such Person shall no longer be a Member. A Member shall not cease to be a Member solely as a result of the Bankruptcy of such Member or as a result of any other events specified in the Act.
Section 1.09No Interest in Company Property. No real or personal property of the Company shall be deemed to be owned by any Member individually, but shall be owned by, and title shall be vested solely in, the Company. Without limiting the foregoing, each Member hereby irrevocably waives during the term of the Company any right that such Member may have to maintain any action for partition with respect to the property of the Company.
ARTICLE V
ALLOCATIONS
Section 1.010Allocation of Net Income and Net Loss. For each Fiscal Year (or portion thereof), after giving effect to the special allocations set forth in Section 5.02, Net Income and Net Loss of the Company shall be allocated among the Members pro rata in accordance with their respective Percentage Interests.
Section 1.011Regulatory and Special Allocations. Notwithstanding the provisions of Section 5.01:
(a)If there is a net decrease in Company Minimum Gain (determined according to Treasury Regulations Section 1.704-2(d)(1)) during any Fiscal Year, each Member shall be specially allocated Net Income for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(g). The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 5.02 is intended to comply with the “minimum gain chargeback” requirement in Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.
(b)Member Nonrecourse Deductions shall be allocated in the manner required by Treasury Regulations Section 1.704-2(i). Except as otherwise provided in Treasury Regulations Section 1.704-2(i)(4), if there is a net decrease in Member Nonrecourse Debt Minimum Gain during any Fiscal Year, each Member that has a share of such Member Nonrecourse Debt

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Minimum Gain shall be specially allocated Net Income for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to that Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain. Items to be allocated pursuant to this paragraph shall be determined in accordance with Treasury Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 5.02(b) is intended to comply with the “minimum gain chargeback” requirements in Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.
(c)Nonrecourse Deductions shall be allocated to the Members in accordance with their Membership Interests.
(d)In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), Net Income shall be specially allocated to such Member in an amount and manner sufficient to eliminate the Adjusted Capital Account Deficit created by such adjustments, allocations or distributions as quickly as possible. This Section 5.02(d) is intended to comply with the qualified income offset requirement in Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.
(e)The allocations set forth in paragraphs (a), (b), (c) and (d) above (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations under Code Section 704. Notwithstanding any other provisions of this ARTICLE V (other than the Regulatory Allocations), the Regulatory Allocations shall be taken into account in allocating Net Income and Net Losses among Members so that, to the extent possible, the net amount of such allocations of Net Income and Net Losses and other items and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to such Member if the Regulatory Allocations had not occurred.
Section 1.012Tax Allocations.
(a)Subject to Section 5.03(b), Section 5.03(c) and Section 5.03(d), all income, gains, losses and deductions of the Company shall be allocated, for federal, state and local income tax purposes, among the Members in accordance with the allocation of such income, gains, losses and deductions pursuant to Section 5.01 and Section 5.02, except that if any such allocation for tax purposes is not permitted by the Code or other Applicable Law, the Company’s subsequent income, gains, losses and deductions shall be allocated among the Members for tax purposes, to the extent permitted by the Code and other Applicable Law, so as to reflect as nearly as possible the allocation set forth in Section 5.01 and Section 5.02.
(b)Items of Company taxable income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall be allocated among the Members in accordance with Code Section 704(c) and the method permitted under Treasury Regulations Section 1.704-3(c) as determined by the Board, so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Book Value.
(c)If the Book Value of any Company asset is adjusted pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(f) as provided in clause (c) of the definition of Book Value in Section 1.01, subsequent allocations of items of taxable income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Book Value in the same manner as under Code Section 704(c).

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(d)Allocations of tax credit, tax credit recapture and any items related thereto shall be allocated to the Members according to their interests in such items as determined by the Board, taking into account the principles of Treasury Regulations Section 1.704-1(b)(4)(ii).
(e)Allocations pursuant to this Section 5.03 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Net Income, Net Losses, distributions or other items pursuant to any provisions of this Agreement.
Section 1.013Allocations in Respect of Transferred Membership Interests. In the event of a Transfer of a Membership Interest during any Fiscal Year made in compliance with the provisions of ARTICLE IX, Net Income, Net Losses and other items of income, gain, loss and deduction of the Company attributable to such Membership Interest for such Fiscal Year shall be determined using the interim closing of the books method.
ARTICLE VI
DISTRIBUTIONS
Section 1.014General.
(f)Not less frequently than quarterly, fifty percent (50%) of Available Cash Flow of the Company shall be distributed fifty percent (50%) to TruCor and fifty percent (50%) to AMI, and any Available Cash Flow not so distributed shall be distributed to the Members when and as determined by the Board, fifty percent (50%) to TruCor and fifty percent (50%) to AMI.
(g)Notwithstanding anything herein to the contrary:
(i)If a Member has an outstanding Default Loan due to another Member, any amount that otherwise would be distributed to such Member pursuant to Section 6.01 or ARTICLE XII shall not be paid to such Member but shall be deemed distributed to such Member and paid on behalf of such Member to the other Member that funded such Default Loan in accordance with Section 3.02.
(ii)If a Member has an unpaid Additional Capital Contribution that has not been funded pursuant to a Default Loan, any amount that otherwise would be distributed to such Member pursuant to Section 6.01 or ARTICLE XII (up to the amount of such unpaid Additional Capital Contribution, together with accrued interest thereon in accordance with Section 3.03(b)) shall not be paid to such Member but shall be deemed distributed to such Member and repaid to the Company (which payment shall first be applied to pay any accrued interest on such Additional Capital Contribution and thereafter to reduce the amount of the unpaid Additional Capital Contribution).
(a)Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make any distribution to the Members if such distribution would violate the Act or other Applicable Law or if such distribution is prohibited by the Company’s then-applicable debt-financing agreements.
Section 1.015Tax Withholding; Withholding Advances.
(h)Each Member agrees to furnish the Company with any representations and forms as shall be reasonably requested by the Board and required by Applicable Law to assist it in determining the extent of, and in fulfilling, any withholding obligations it may have.

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(i)The Company is hereby authorized at all times to make payments (“Withholding Advances”) with respect to each Member in amounts required to discharge any obligation of the Company (as determined by the Board based on the advice of legal or tax counsel to the Company) to withhold or make payments to any federal, state, local or foreign taxing authority (a “Taxing Authority”) with respect to any distribution or allocation by the Company of income or gain to such Member and to withhold the same from distributions to such Member. Any funds withheld from a distribution by reason of this Section 6.02(b) shall nonetheless be deemed distributed to the Member in question for all purposes under this Agreement.
(j)Any Withholding Advance made by the Company to a Taxing Authority on behalf of a Member and not simultaneously withheld from a distribution to that Member shall, with interest thereon accruing from the date of payment at a rate equal to the prime rate published in the Wall Street Journal on the date of payment plus two percent (2.0%) per annum (the “Company Interest Rate”):
(i)be promptly repaid to the Company by the Member on whose behalf the Withholding Advance was made (which repayment by the Member shall not constitute a Capital Contribution, but shall credit the Member’s Capital Account if the Board shall have initially charged the amount of the Withholding Advance to the Capital Account); or
(ii)with the consent of the Board (not including, for purposes of such vote any Managers appointed by the Member on whose behalf the Withholding Advance has been made), be repaid by reducing the amount of the next succeeding distribution or distributions to be made to such Member (which reduction amount shall be deemed to have been distributed to the Member, but which shall not further reduce the Member’s Capital Account if the Board shall have initially charged the amount of the Withholding Advance to the Capital Account).
(a)Interest shall cease to accrue from the time the Member on whose behalf the Withholding Advance was made repays such Withholding Advance (and all accrued interest) by either method of repayment described above.
(b)Each Member hereby agrees to indemnify and hold harmless the Company and the other Members from and against any liability of the Company or such other Members with respect to taxes, interest or penalties that may be asserted by reason of the Company’s failure to deduct and withhold tax on amounts distributable or allocable to such Member. The provisions of this Section 6.02(e) and the obligations of a Member pursuant to Section 6.02(c) shall survive the termination, dissolution, liquidation and winding up of the Company and the withdrawal of such Member from the Company or Transfer of all or any portion of its Membership Interest. The Company may pursue and enforce all rights and remedies it may have against each Member under this Section 6.02, including bringing a lawsuit to collect repayment with interest of any Withholding Advances.
(c)Neither the Company, nor any Manager shall be liable for any excess taxes withheld in respect of any distribution or allocation of income or gain to a Member. In the event of an overwithholding, a Member’s sole recourse shall be to apply for a refund from the appropriate Taxing Authority.
Section 1.016Distributions in Kind. No Member has the right to demand or receive property other than cash in payment for its share of any distribution made in accordance with this

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Agreement. Except as set out in Section 12.03(c)(iii), non-cash distributions are not permitted without the unanimous consent of the Board.
ARTICLE VII
MANAGEMENT
Section 1.017Establishment of the Board. A board of managers of the Company (the “Board”) is hereby established and shall be comprised of natural Persons (each such Person, a “Manager”) who shall be appointed in accordance with the provisions of Section 7.02. The business and affairs of the Company shall be managed, operated and controlled by or under the direction of the Board, and the Board shall have, and is hereby granted, the full, complete and exclusive power, authority and discretion for, on behalf of and in the name of the Company, to take such actions as it may in its sole discretion deem necessary or advisable to carry out any and all of the objectives and purposes of the Company, subject only to the terms of this Agreement. No Manager, acting in his capacity as such, shall have any authority to bind the Company with respect to any matter except pursuant to a resolution authorizing such action that is duly adopted by the Board by the affirmative vote required with respect to such matter pursuant to this Agreement. Except as expressly provided herein, in the JV Agreement or by Applicable Law, no Member, in its capacity as a Member, shall have any power or authority over the business and affairs of the Company or any power or authority to act for or on behalf of, or to bind, the Company.
Section 1.018Board Composition.
(f)The Company and the Members shall take such actions as may be required to ensure that the number of Managers constituting the Board is at all times four (4). The Board shall be comprised as follows:
(i)Two (2) individuals designated by TruCor (each, a “TruCor Manager”), who shall initially be Daniel K. Frierson Sr. and D. Kennedy Frierson Jr.; and
(ii)Two (2) individuals designated by AMI (each, an “AMI Manager”).
(a)At all times, the composition of any board of directors or board of managers of any Subsidiary of the Company shall be the same as that of the Board. Unless otherwise determined by the Board, the quorum, removal rights, meeting procedures and voting requirements set forth in this ARTICLE VII with respect to the Board shall apply mutatis mutandis to Subsidiaries of the Company and the boards of directors, boards of managers or similar governing bodies of such Subsidiaries.
Section 1.019Removal; Resignation; Vacancies.
(d)Each Member may remove any Manager appointed by it at any time with or without cause, effective upon written notice to the other Member and the Chairperson. No Manager may be removed except in accordance with this Section 7.03(a).
(e)A Manager may resign at any time from the Board by delivering his written resignation to the Chairperson. Any such resignation shall be effective upon receipt thereof unless it is specified to be effective at some other time or upon the occurrence of some other event. The Board’s or Company’s acceptance of a resignation shall not be necessary to make it effective.

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(f)Any vacancy on the Board resulting from the resignation, removal, death or disability of a Manager shall be filled by the same Member that appointed such Manager pursuant to Section 7.02(a) with a Qualified Replacement, with such appointment to become effective immediately upon delivery of written notice of such appointment to the other Member and the Chairperson.
(g)The Board shall maintain a schedule of all Managers with their respective mailing addresses (the “Managers Schedule”), and shall update the Managers Schedule upon the appointment, removal or replacement of any Manager in accordance with Section 7.02 or this Section 7.03.
(h)Each party hereto shall take all necessary action to carry out fully the provisions of Section 7.02 and the foregoing provisions of this Section 7.03 to ensure that the Board and the board of directors or other governing body of any Subsidiary consists of the Managers that are duly appointed in accordance with such sections.
Section 1.020Meetings.
(b)Regular meetings of the Board shall, unless otherwise agreed by the Board, be held on at least a quarterly basis on such dates and at such times as shall be determined by the Board. Special meetings of the Board may be called at any time at the written request of any Manager who makes such request in good faith. Meetings of the Board may be held either in person at the executive office of the Company or by telephone or video conference or other communication device that permits all Managers participating in the meeting to hear each other.
(c)The Chairperson shall provide written notice of each regular meeting of the Board stating the place, date and time of the meeting and a proposed agenda of the business to be transacted thereat, together with any relevant supporting material sufficient to inform the Managers of such business, to each Manager by electronic mail no less than five (5) Business Days before the date of such meeting; provided, however, that the business to be transacted at any regular meeting shall not be limited to the matters set forth on any agenda circulated prior to the meeting.
(d)A Manager calling a special meeting shall provide written notice of the special meeting of the Board stating the place, date and time of the meeting and a proposed agenda of the business to be transacted thereat, together with any relevant supporting material sufficient to inform the Managers of such business, to each Manager by electronic mail no less than five (5) Business Days before the date of such meeting; provided that, in the case of a special meeting, the Chairperson or the Manager requesting the meeting may reduce the advance notice period to not less than twenty-four (24) hours if he determines, acting reasonably and in good faith, that it is necessary and in the best interests of the Company for the Board to take action.  The business to be transacted at any special meeting shall, unless otherwise agreed unanimously by the Managers present at such meeting, be limited to the matters set forth on the agenda last circulated prior to the meeting.
(e)Notice of any meeting may be waived in writing by any Manager. Presence at a meeting shall constitute waiver of any deficiency of notice under Section 7.04(b) or Section 7.04(c), except when a Manager attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting was not called or convened in accordance with this Agreement and does not otherwise attend the meeting.
(f)The decisions and resolutions of the Board shall be recorded in minutes prepared by the Chairperson (or such other Person as may be designated by the Board from time to time), which shall state the date, time and place of the meeting (or the date of any written consent in

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lieu of a meeting), the Managers present at the meeting, the resolutions put to a vote (or the subject of a written consent) and the results of such voting or written consent. The Chairperson (or such other Person as may be designated by the Board) shall circulate a draft of the minutes of each meeting to the Managers within ten (10) Business Days following the date of such meeting. The minutes shall be entered in a minute book kept at the principal office of the Company.
Section 1.021Quorum; Manner of Acting.
(b)The presence of at least (i) one (1) TruCor Manager and (ii) one (1) AMI Manager shall constitute a quorum; provided, however, that if a Member is a Defaulting Member, then the presence of such Member’s Managers shall not be required to achieve a quorum; provided, further, that with respect to any Major Decision, attendance of both TruCor Managers and both AMI Managers is required at such meeting for the approval of any Major Decisions.
(c)Any Manager may participate in a meeting of the Board by telephone or video conference or other communications device that permits all Managers participating in the meeting to hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting. A Manager may vote or be present at a meeting either in person or by proxy in accordance with Section 7.05(d).
(d)Each Manager shall have one vote on all matters submitted to the Board; provided, however, that, notwithstanding anything herein to the contrary and without limitation of any other rights or remedies that may be available, if and for so long as one of the Members (but not both) is a Defaulting Member, all decisions of the Board, except for the approval of any Major Decisions, will be made solely by the Managers appointed by the Member that is not a Defaulting Member. Except as otherwise set forth in this Agreement, the unanimous affirmative vote of the Managers in attendance at any meeting of the Board at which a quorum is present shall be required to authorize any action by the Board and shall constitute the action of the Board for all purposes.
(e)Each Manager may authorize another individual (who may or may not be a Manager, but who shall be an officer or employee of the Member that appointed such Manager or an Affiliate of such Member) to act for such Manager by proxy at any meeting of the Board, or to express consent or dissent to a Company action in writing without a meeting. Any such proxy may be granted in writing, by Electronic Transmission or as otherwise permitted by Applicable Law.
Section 1.022Major Decisions. Notwithstanding anything herein to the contrary, and for the avoidance of doubt, the Company shall not, and shall not enter into any commitment to (and the Board shall not authorize the Company to), either directly or indirectly by amendment, merger, consolidation, recapitalization, reclassification, or otherwise, or through any direct or indirect Subsidiary, do any of the following without the unanimous affirmative vote or approval of all four Managers on the Board (each a “Major Decision”):
(g)amend, modify or waive the Certificate or this Agreement other than as provided in Section 13.09;
(h)make any material change to the nature of the business conducted by the Company or enter into any business other than the Business;
(i)issue any Membership Interests or other equity interests or any securities convertible into or exercisable for any Membership Interests or other equity interests,
(j)repurchase or redeem any Membership Interest or other equity interests;

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(k)admit additional Members (other than in accordance with Section 4.01 and Section 9.02);
(l)make a determination to call Additional Capital Contributions pursuant to Section 3.02;
(m)approve the Budget for any Fiscal Year or any amendment, modification or supplement thereto or authorize or incur expenses (other than costs directly related to raw material costs) by an amount in excess of 120% of the corresponding amounts set forth in the then-current Budget (and pending resolution such amount shall be set at 110% of the corresponding amounts set forth in the then-current Budget);
(n)incur any indebtedness, pledge or grant liens on any assets or guarantee, assume, endorse or otherwise become responsible for the obligations of any other Person in excess of $100,000.00 in a single transaction or series of related transactions, or in excess of $1,000,000.00 in the aggregate at any time outstanding;
(o)make any loan, advance, capital contribution or other investment in or to any Person, other than (x) to the extent approved or authorized the Budget then in effect or (y) loans, including relocation or travel advances, to Officers and employees for amounts incurred in the ordinary course of business;
(p)enter into or effect any transaction or series of related transactions involving the purchase, lease, license, exchange or other acquisition (including by merger, consolidation, acquisition of stock or acquisition of assets) of any assets and/or equity interests of any Person by the Company or any Subsidiary, other than (1) as set forth in the then-current Budget or (2) in the ordinary course of business consistent with past practice in an amount not in excess of $500,000.00;
(q)enter into or effect any transaction or series of related transactions involving the sale, assignment, lease, license, exchange or other disposition (including by merger, consolidation, acquisition of stock or acquisition of assets) of any assets and/or equity interests of the Company or any Subsidiary to any Person, other than (1) as set forth in the then-current Budget or (2) in the ordinary course of business consistent with past practice in an amount not in excess of $500,000.00;
(r)establish a Subsidiary or enter into any joint venture or similar business arrangement;
(s)settle any lawsuit, action, arbitration, dispute or other proceeding or assume any liability, in each case with a value in excess of $100,000.00 or agree to the provision of any equitable relief, or initiate any lawsuit, action or arbitration in each case with an amount in controversy in excess of $100,000.00 or seeking any equitable relief;
(t)initiate or consummate an initial public offering or make a public offering and sale of any membership interests or any other securities of the Company, any successor entity or any Subsidiary;
(u)appoint or remove the Company’s auditors or make any changes in the accounting methods or policies of the Company (other than as required by GAAP);
(v)except as expressly provided in this Agreement or the JV Agreement, enter into, amend in any material respect, waive, supplement or terminate (other than pursuant to its terms) any Related-Party Agreement including the JV Agreement;

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(w)hire, terminate or change any material compensation policies applicable to any Officer (including, without limitation, the President, Plant Manager or Controller), or enter into any material agreement with respect to such Officer’s employment, severance, consultancy or other service to the Company or any Subsidiary;
(x)enter into or amend any collective bargaining agreement with any employees of the Company or of any Subsidiary;
(y)approve any merger, consolidation or combination with or into any other Person;
(z)change the tax status of the Company from that of a partnership;
(aa)initiate a bankruptcy proceeding (or consent to any involuntary bankruptcy proceeding), or, other than as contemplated by Article XII, dissolve, liquidate or wind-up the Company or any Subsidiary; or
(ab)establish or amend the Service Fees (as defined therein) or other pricing terms under the Administrative Services Agreement or the Technical Services Agreement.
Section 1.023Action By Written Consent. Any action of the Board may be taken without a meeting if a consent in writing, setting forth the action to be taken, is signed unanimously by all the Managers. Such consent shall have the same force and effect as a vote at a meeting where a quorum was present and may be stated as such in any document or instrument filed with the Secretary of State.
Section 1.024Compensation; No Employment. Each Manager shall serve without compensation in his capacity as such. Each Manager shall be entitled to reimbursement from the Company for his reasonable and necessary out-of-pocket expenses incurred in the performance of his duties as a Manager, pursuant to such policies as may from time to time be established by the Board. This Agreement does not, and is not intended to, confer upon any Manager any rights with respect to employment by the Company, and nothing herein shall be construed to have created any employment agreement or relationship with any Manager.
Section 1.025Chairperson of the Board. One Manager shall be designated in accordance with this Section 7.09 to serve as chairperson of the Board (“Chairperson”). The Chairperson shall preside at all meetings of the Board at which he is present, subject to the ultimate authority of the Board to appoint an alternate presiding chairperson (who shall, unless otherwise determined by unanimous agreement of the Managers, be a Manager appointed by the same Member as the then-serving Chairperson) at any meeting. During the first twelve-month period following the date hereof, the Chairperson shall be an AMI Manager designated by AMI. During the second twelve-month period following the date hereof, the Chairperson shall be a TruCor Manager designated by TruCor. Thereafter, the Chairperson shall rotate in successive twelve-month periods between an AMI Manager and a TruCor Manager, in each case designated by the Member that designated such Manager. A Manager shall not be considered to be an officer of the Company by virtue of holding the position of Chairperson and, except as expressly provided herein, shall not have any rights or powers different from any other Manager other than with respect to any procedural matters to the extent delegated by unanimous agreement of the Managers or as expressly set forth in this Agreement; provided, however, that any procedural rights or powers granted to the Chairperson shall not be in derogation of any rights or powers granted by this Agreement to any Manager.
Section 1.10Officers. The Board shall appoint as officers of the Company a President, a Plant Manager and a Controller, and the Board may appoint other individuals as additional officers of the Company (the “Officers”) as it deems necessary or desirable to carry on the

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business of the Company and the Board may delegate to such Officers such powers and authorities as the Board deems advisable. No Officer need be a Member or Manager; provided that the President shall be one of the Managers, and shall alternate on an annual basis as a designee of AMI and TruCor, with the first President being designated by TruCor and serving during the first twelve-month period following the date hereof. Any individual may hold two or more offices of the Company, provided that the President and the Plant Manager shall not be the same person. Each Officer shall hold office until his successor is designated by the Board or until his earlier death, resignation or removal. Any Officer may resign at any time on written notice to the Board. Any Officer may be removed by the Board with or without cause at any time. A vacancy in any office occurring because of death, resignation, removal or otherwise, may, but need not, be filled by the Board.
Section 1.11No Personal Liability. Except as otherwise provided in the Act or by Applicable Law, no Manager will be obligated personally for any debt, obligation, or liability of the Company, whether arising in contract, tort or otherwise, solely by reason of being a Manager.
Section 1.12Budget.
(a)The initial Business Plan (as defined in the JV Agreement) and annual budget for the Company through the Fiscal Year ending 2024 (the “Initial Budget”), shall be approved by the Board within sixty (60) days of the date hereof. The Board shall operate the Company in accordance with the Initial Budget, as it may be updated, modified or replaced in accordance with Section 7.12(b) (the “Budget”).
(b)At least thirty (30) days before the beginning of each Fiscal Year (commencing with the Fiscal Year ending 2024), the President, Plant Manager and Controller shall jointly prepare and submit to the Board proposed revisions to the Budget for such upcoming Fiscal Year. The Company shall operate in accordance with the existing Budget until a revised Budget is approved by the Board.
Section 1.1Other Activities; Business Opportunities. Nothing contained in this Agreement shall prevent any Member or any of its Affiliates from engaging in and exploiting for its own account and benefit any activities or businesses, regardless of whether those activities or businesses are similar to or competitive with the Business. None of the Members nor any of their Affiliates shall be obligated to account to the Company or to the other Member for any profits or income earned or derived from other such activities or businesses. None of the Members nor any of their Affiliates shall be obligated to inform the Company or the other Member of any business opportunity of any type or description, even if such opportunity is of a character that, if presented to the Company, could be taken as or considered a business opportunity of the Company.
Section 1.2Claims Under JV Agreement. Notwithstanding anything herein to the contrary, in the event of a breach or alleged breach by a Member or its Affiliate of an obligation owed the Company under the JV Agreement, the other Member, so long as it is not a Defaulting Member, shall be entitled to assert a claim for and enforce, at the Company’s reasonable expense, such obligation on behalf of the Company and may pursue on behalf of the Company all remedies available to it in respect of such breach. The Company shall cooperate and comply with any reasonable instructions received from the Member enforcing the rights of the Company in connection with any of the foregoing actions. The Member exercising any rights pursuant to this Section 7.14 agrees to promptly reimburse the Company for any expenses advanced by it to such Member or incurred by the Company in connection with such claim if it is not successful.
ARTICLE VIII
EXCULPATION AND INDEMNIFICATION

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Section 1.01Exculpation of Covered Persons.
(a)As used herein, the term “Covered Person” shall mean (i) each Member; (ii) each officer, director, limited liability company manager, controlling shareholder, partner, member, Affiliate, employee, agent or representative of each Member, and each of their Affiliates; and (iii) each Manager of the Company.
(b)No Covered Person shall be liable to the Company, any Member or any Affiliate of a Member for any loss, damage or claim incurred by reason of any action taken or omitted to be taken by such Covered Person in his or its capacity as a Covered Person, so long as such action or omission does not constitute fraud, gross negligence, willful misconduct or a breach or violation of this Agreement or the JV Agreement by such Covered Person.
(c)A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements (including financial statements and information, opinions, reports or statements as to the value or amount of the assets, liabilities, Net Income or Net Losses of the Company or any facts pertinent to the existence and amount of assets from which distributions might properly be paid) of the following Persons or groups: (i) a Manager; (ii) one or more Officers or employees of the Company; (iii) any attorney, independent accountant, appraiser or other expert or professional employed or engaged by or on behalf of the Company; or (iv) any other Person selected in good faith by or on behalf of the Company, in each case as to matters that such relying Person reasonably believes to be within such other Person’s professional or expert competence. The preceding sentence shall in no way limit any Person’s right to rely on information to the extent provided in the Act.
Section 1.01Liabilities and Duties of Covered Persons.
(d)This Agreement is not intended to, and does not, create or impose any fiduciary duty on any Covered Person. Furthermore, each of the Members and the Company hereby waives any and all fiduciary duties that, absent such waiver, may be implied by Applicable Law, and in doing so, acknowledges and agrees that the duties and obligations of each Covered Person to each other and to the Company are only as expressly set forth in this Agreement, the JV Agreement and the Ancillary Agreements. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of such Covered Person.
(e)Whenever in this Agreement a Covered Person is permitted or required to make a decision (including a decision that is in such Covered Person’s “discretion” or under a grant of similar authority or latitude), such Covered Person shall be entitled to consider only such interests and factors as such Covered Person desires, including its own interests (or, in the case of a Manager, the interests of the Member that appointed such Manager or such Member’s Affiliates), and shall have no duty or obligation under this Agreement, the JV Agreement or any of the Ancillary Agreements to give any consideration to any interest of or factors affecting the Company, any of the Members or any other Person. Whenever in this Agreement a Covered Person is permitted or required to make a decision in such Covered Person’s “good faith,” the Covered Person shall act under such express standard and shall not be subject to any other or different standard imposed by this Agreement or any other Applicable Law.
Section 1.02Indemnification.
(f)To the fullest extent permitted by the Act, as the same now exists or may hereafter be amended, substituted or replaced (but, in the case of any such amendment, substitution or replacement, only to the extent that such amendment, substitution or replacement permits the Company to provide broader indemnification rights than the Act permitted the Company to

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provide prior to such amendment, substitution or replacement), the Company shall indemnify, hold harmless, defend, pay and reimburse any Covered Person against any and all losses, claims, damages, judgments, fines or liabilities, including reasonable legal fees or other expenses incurred in investigating or defending against such losses, claims, damages, judgments, fines or liabilities, and any amounts expended in settlement of any claims (other than in connection with any claims brought by (A) a Member or its Affiliate against another Member or its Affiliate or (B) the Company) (collectively, “Losses”) to which such Covered Person may become subject by reason of:
(i)any act or omission or alleged act or omission performed or omitted to be performed on behalf of the Company in connection with the Business of the Company; or
(ii)such Covered Person being or acting in connection with the Business of the Company as a Member, an Affiliate of a Member, a Manager or an Officer, or that such Covered Person is or was serving at the request of the Company as a member, manager, partner, director, officer, employee or agent of any other Person;
provided, that (x) such Covered Person acted in good faith and in a manner believed by such Covered Person to be in, or not opposed to, the best interests of the Company and within the scope of such Covered Person’s authority conferred on him or it by the Company and, with respect to any criminal proceeding, had no reasonable cause to believe his or its conduct was unlawful, and (y) such Covered Person’s conduct did not constitute fraud, gross negligence, willful misconduct or a breach or violation of this Agreement or the JV Agreement by such Covered Person. In connection with the foregoing, the termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Covered Person did not act in good faith or, with respect to any criminal proceeding, had reasonable cause to believe that such Covered Person’s conduct was unlawful, or that the Covered Person’s conduct constituted fraud, gross negligence, willful misconduct or a breach or violation of this Agreement or the JV Agreement by such Covered Person.
(g)The Company shall advance (or as applicable, reimburse) each Covered Person for reasonable legal or other expenses (as incurred) of such Covered Person in connection with investigating, preparing to defend or defending any claim, lawsuit or other proceeding relating to any Losses for which such Covered Person may be indemnified pursuant to this Section 8.03; provided that the Company is provided by such Covered Person with (i) a written statement of his/her/its good faith belief that he/she/it has met the standard of conduct that permits indemnification hereunder and under applicable law and (ii) a written undertaking to repay to the Company, without interest, if such Covered Person is found by a court of competent jurisdiction upon entry of a final judgment to have violated the standards for indemnification set forth in the immediately preceding sentence (or if the applicable demand, claim, action, suit or proceeding is otherwise determined to be a claim for which indemnification is not available hereunder), each in such form and substance as the Board shall require; provided further, that if it is finally judicially determined that such Covered Person is not entitled to the indemnification provided by this Section 8.03, then such Covered Person shall promptly reimburse the Company for any reimbursed or advanced expenses.
(h)The indemnification provided by this Section 8.03 shall not be deemed exclusive of any other rights to indemnification to which those seeking indemnification may be entitled under any agreement or otherwise. The provisions of this Section 8.03 shall continue to afford protection to each Covered Person regardless of whether such Covered Person remains in the position or capacity pursuant to which such Covered Person became entitled to indemnification under this Section 8.03 and shall inure to the benefit of the executors, administrators, legatees

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and distributees of such Covered Person. The Company hereby acknowledges that certain of the Covered Persons who may become entitled to or provided with indemnification from the Company may have or be granted certain rights to indemnification, advancement of costs and/or expenses and/or insurance provided by one or more of the Members and/or one or more of the Affiliates of such Members (collectively, but specifically excluding the Company and except as specified below, the “Other Indemnitors”). It is hereby acknowledged and agreed (i) that, as between the Company and the Other Indemnitors, (A) the Company shall be the indemnitor of first resort (i.e., its obligations to such Covered Person shall be primary and any obligation of the Other Indemnitors or any of them to advance costs and/or expenses or to provide indemnification for the same costs, expenses or liabilities incurred by such Covered Person shall be secondary), and (B) if the Company has any obligation to make advances to such Covered Person to cover any costs and/or expenses incurred in defense of or in connection with any demand, claim, action, suit or proceeding against such Covered Person, the Company shall be primarily liable for such costs and/or expenses, without regard to any rights Covered Person may have against any of the Other Indemnitors, and (ii) that the Company irrevocably waives, relinquishes and releases the Other Indemnitors from any and all claims against the Other Indemnitors or any of them for contribution, subrogation or any other recovery of any kind in respect thereof. It is further agreed that no advancement or payment by the Other Indemnitors or any of them to or on behalf of such an Covered Person shall affect the foregoing and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Covered Person against the Company. The Other Indemnitors are express third party beneficiaries of the terms of this Section 8.03(c).
(i)Notwithstanding anything herein to the contrary, nothing in this ARTICLE VIII shall (or shall be construed to) (i) relieve any Member or other Person from any liability or obligation of such Person pursuant to the JV Agreement, or to in any way impair the enforceability of any provision of the JV Agreement against any party thereto or (ii) require the Company to indemnify, hold harmless, defend, pay or reimburse any Covered Person with respect to any Loss to the extent a Member or its Affiliate is required to indemnify, hold harmless, defend, pay or reimburse such Covered Person with respect thereto.
(j)The Company shall purchase and maintain, at its expense and so long as such insurance is commercially available, insurance to cover Losses covered by the foregoing indemnification provisions and to otherwise cover Losses for any breach or alleged breach by any Covered Person of such Covered Person’s duties in such amount and with such deductibles as the Board may determine; provided, that (i) all Members and Managers shall be treated equally under any such insurance policies and (ii) the failure to obtain such insurance shall not affect the right to indemnification of any Covered Person under the indemnification provisions contained herein, including the right to be reimbursed or advanced expenses or otherwise indemnified for Losses hereunder. If any Covered Person recovers any amounts in respect of any Losses from any insurance coverage, then such Covered Person shall, to the extent that such recovery is duplicative, reimburse the Company for any amounts previously paid to such Covered Person by the Company in respect of such Losses.
(k)Notwithstanding anything contained herein to the contrary, any indemnity by the Company relating to the matters covered in this Section 8.03 shall be provided out of and to the extent of Company assets only, and no Member (unless such Member otherwise agrees in writing) shall have personal liability on account thereof or shall be required to make additional Capital Contributions to help satisfy such indemnity by the Company.
(l)If this Section 8.03 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Covered Person pursuant to this Section 8.03 to the fullest extent permitted by any

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applicable portion of this Section 8.03 that shall not have been invalidated and to the fullest extent permitted by Applicable Law.
(m)The provisions of this Section 8.03 shall be a contract between the Company, on the one hand, and each Covered Person who served in such capacity at any time while this Section 8.03 is in effect, on the other hand, pursuant to which the Company and each such Covered Person intend to be legally bound. No amendment, modification or repeal of this Section 8.03 that adversely affects the rights of a Covered Person to indemnification for Losses incurred or relating to a state of facts existing prior to such amendment, modification or repeal shall apply in such a way as to eliminate or reduce such Covered Person’s entitlement to indemnification for such Losses without the Covered Person’s prior written consent.
Section 1.03Survival. The provisions of this ARTICLE VIII shall survive the dissolution, liquidation, winding up and termination of the Company.
ARTICLE IX
TRANSFER
Section 1.02Restrictions on Transfer.
(a)Except as otherwise provided in this ARTICLE IX or Section 10.02, no Member shall Transfer all or any portion of its Membership Interest without the written consent of the Board. No Transfer of Membership Interests to a Person not already a Member of the Company shall be deemed completed until the prospective Transferee is admitted as a Member of the Company in accordance with Section 4.01(b).
(b)Notwithstanding any other provision of this Agreement (including Section 9.02), each Member agrees that it will not Transfer all or any portion of its Membership Interest, and the Company agrees that it shall not issue any Membership Interests:
(i)except as permitted under the Securities Act and other applicable federal or state securities or blue sky laws, and then, with respect to a Transfer of Membership Interests, only upon delivery to the Company of an opinion of counsel in form and substance satisfactory to the Company to the effect that such Transfer may be effected without registration under the Securities Act;
(ii)if such Transfer or issuance would cause the Company to be considered a “publicly traded partnership” under Section 7704(b) of the Code within the meaning of Treasury Regulations Section 1.7704-1(h)(1)(ii), including the look-through rule in Treasury Regulations Section 1.7704-1(h)(3);
(iii)if such Transfer or issuance would affect the Company’s existence or qualification as a limited liability company under the Act;
(iv)if such Transfer or issuance would cause the Company to be required to register as an investment company under the Investment Company Act of 1940; or
(v)if such Transfer or issuance would cause the assets of the Company to be deemed “Plan Assets” as defined under the Employee Retirement Income Security Act of 1974 or its accompanying regulations or result in any “prohibited transaction” thereunder involving the Company.

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(c)Any Transfer or attempted Transfer of any Membership Interest in contravention of this Agreement shall be null and void, no such Transfer shall be recorded on the Company’s books or otherwise recognized by the Company, and the purported Transferee in any such Transfer shall not be treated as the owner of such Membership Interest for any purposes of this Agreement or have any rights as a Member (and the purported Transferor shall continue to be treated as the owner of such Membership Interest and as a Member).
(d)For the avoidance of doubt, any Transfer of a Membership Interest permitted by this Agreement shall be deemed a sale, transfer, assignment or other disposal of such Membership Interest in its entirety as intended by the parties to such Transfer, and shall not be deemed a sale, transfer, assignment or other disposal of any less than all of the rights and benefits described in the definition of the term “Membership Interest,” unless otherwise explicitly agreed to by the parties to such Transfer.
Section 1.01Permitted Transfers. The provisions of Section 9.01(a) shall not apply to any Transfer by a Member (a “Transferring Member”) of all of its Membership Interest to an Affiliate of such Transferring Member that is wholly-owned, directly or indirectly, by the ultimate parent of such Transferring Member; provided that (a) such Transferring Member shall have guaranteed in a writing delivered to the Company and the other Member the performance by the Transferee of all of such Transferring Member’s obligations under this Agreement and all of its and its Affiliates’ obligations under the JV Agreement to which such Transferring Member or its Affiliate is a party; (b) such Transferring Member has fully funded the entire amount of its Initial Capital Commitment and is not a Defaulting Member and (c) if at any time such Transferee ceases to be an Affiliate of such Transferring Member that is wholly-owned, directly or indirectly, by the ultimate parent of such Transferring Member, the Company, such Transferring Member and such Transferee shall take such action as is necessary to cause there to be an immediate and unconditional reconveyance of the Membership Interest to either (in the sole discretion of such Transferring Member) such Transferring Member, the ultimate parent of such Transferring Member or any wholly-owned Affiliate of such ultimate parent entity of the Transferring Member.
Section 1.02Deadlock.
(e)If the Board is unable to agree by the required vote on any matter that constitutes a Major Decision and such disagreement continues for thirty (30) days, or, in the case of the Major Decisions specified in clauses (d), (e), (f), (s), (t) and (u) of Section 7.06, fifteen (15) days) (or, if mutually agreed by the Members, a longer period of time) despite good-faith deliberations, then either Member, so long as it is not a Defaulting Member, may submit such disagreement to Mediation pursuant to Section 13.12; provided that any Member shall be entitled to declare a “Deadlock” at any point following completion of the Mediation, and such Member shall be entitled to exercise the rights set forth in this Section 9.03.
(f)If a Member (other than a Defaulting Member) declares a Deadlock, such Member may exercise its buy-sell right set forth in this Section 9.03(b) (the “Initiating Member”) by delivering to the other Member (the “Responding Member”) an unconditional and irrevocable written notice (the “Buy-Sell Offer Notice”) of such election, which notice shall include (i) a description of the Deadlock and (ii) the purchase price (which shall be payable exclusively in cash (unless otherwise agreed by the Members in their sole discretion)) at which the Initiating Member shall (A) purchase the entire Membership Interest owned by the Responding Member (the “Buy-Out Price”) or (B) sell its entire Membership Interest to the Responding Member (the “Sell-Out Price”); provided, however, that the Buy-Out Price and Sell-Out Price shall be the same unless the Members’ Percentage Interests are not equal, in which case the difference between the Buy-Out Price and Sell-Out Price shall be solely to give effect to the Members’ proportionate ownership of the Company (based on their Percentage

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Interests), without giving effect to any minority or other discount or control or other premium based on differences in such interests; provided, further, however that the Buy-Sell Purchase Price paid at closing shall be subject to adjustment, if applicable, in accordance with Section 9.03(e).
(g)Within twenty (20) days after the Buy-Sell Offer Notice is received (the “Buy-Sell Election Date”), the Responding Member shall deliver to the Initiating Member an unconditional and irrevocable written notice (the “Response Notice”) stating whether it elects to (i) sell its entire Membership Interest to the Initiating Member for the Buy-Out Price or (ii) buy the entire Membership Interest owned by the Initiating Member for the Sell-Out Price. The failure of the Responding Member to deliver the Response Notice by the Buy-Sell Election Date shall be deemed to be an unconditional and irrevocable election of the Responding Member to sell its entire Membership Interest to the Initiating Member at the Buy-Out Price.
(h)The Member selling its Membership Interest pursuant to this Section 9.03 (the “Buy-Sell Selling Member”) shall, at the closing of such sale (“Buy-Sell Closing”), represent and warrant to the Member purchasing the Buy-Sell Selling Member’s Membership Interest (the “Buy-Sell Purchasing Member”) that (i) the Buy-Sell Selling Member has full right, title and interest in and to such Membership Interest, (ii) the Buy-Sell Selling Member has all necessary power and authority and has taken all necessary action to sell such Membership Interest as contemplated by this Section 9.03, and (iii) such Membership Interest is free and clear of any mortgage, pledge, lien, charge, security interest, claim or other encumbrance (“Encumbrance”), other than those arising as a result of or under the terms of this Agreement or as may be released prior to or simultaneously with the consummation of the sale of such Membership Interest.
(i)The Buy-Sell Closing shall take place within thirty (30) days after the Response Notice is delivered or deemed to have been delivered or on any other date as may be mutually agreed on by the Members. The Buy-Sell Purchasing Member shall pay the Buy-Out Price or the Sell-Out Price, as the case may be (the “Buy-Sell Purchase Price”) at the Buy-Sell Closing by wire transfer of immediately available funds to an account designated in writing by the Buy-Sell Selling Member; provided that (i) if the Buy-Sell Selling Member is a Non-Contributing Member, the Buy-Sell Purchase Price shall be decreased by the amount of any unpaid Additional Capital Contribution or Default Loan, including any accrued but unpaid interest thereon, owed by the Buy-Sell Selling Member; and (ii) if the Buy-Sell Selling Member has funded any Default Loan that remains outstanding, it shall be paid in full by the Buy-Sell Purchasing Member, including any accrued but unpaid interest thereon, at the Buy-Sell Closing.
(j)At the Closing, the Buy-Sell Selling Member shall deliver to the Buy-Sell Purchasing Member (i) an assignment of the Membership Interest to be sold to the Buy-Sell Purchasing Member or its assignee pursuant to Section 9.03(i); (ii) the resignation of each of the Managers the Buy-Sell Selling Member appointed to the Board; and (iii) such other deliverables as reasonably requested by the Buy-Sell Purchasing Member.
(k)Without limitation of the other provisions of this Section 9.03, each Member agrees to cooperate and take all actions and execute all documents reasonably necessary or appropriate to reflect the purchase of the Buy-Sell Selling Member’s Membership Interest by the Buy-Sell Purchasing Member pursuant to this Section 9.03.
(l)If the Buy-Sell Purchasing Member defaults in any of its material closing obligations, then the Buy-Sell Selling Member shall, in addition to any other remedies that may be available to it, have the option to purchase the Buy-Sell Purchasing Member’s entire Membership Interest at a purchase price that is equal to ninety (90%) of the Buy-Sell Purchase Price, as adjusted proportionately solely to reflect any difference in the Members’ Percentage Interests, without giving effect to any minority or other discount or control or other premium

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based on differences in such interests. If the Buy-Sell Selling Member defaults in its obligation to sell its Membership Interest in accordance with this Section 9.03, the Buy-Sell Purchasing Member shall have the right, in addition to any other remedies that may be available to it, to seek specific performance of the Buy-Sell Selling Member’s obligations under this Section 9.03 and the Members expressly agree that the remedy at law of damages for such breach of the Buy-Sell Selling Member’s obligations set forth in this Section 9.03 is inadequate in view of the (i) complexities and uncertainties in measuring the actual damage to be sustained by the Buy-Sell Purchasing Member on account of the default by the Buy-Sell Selling Member and (ii) uniqueness of the Business and relationships of the Members.
(m)Notwithstanding anything herein to the contrary, each Member agrees that, to preserve the character of the Company and consummate the purchase of the Buy-Sell Selling Member’s entire Membership Interest, the Buy-Sell Purchasing Member may assign its purchase obligation under this Section 9.03 in whole or in part to any Affiliate who, upon the Buy-Sell Closing, shall become a Member, and that such purchase obligation shall be assignable by the Buy-Sell Purchasing Member without the consent of the Buy-Sell Selling Member; provided that the Buy-Sell Purchasing Member (i) delivers notice to the Buy-Sell Selling Member of such assignment and of the identity of the assignee prior to the Buy-Sell Closing and (ii) shall be responsible for any failure of such assignee to perform its obligations under this Section 9.03 with respect to such assigned purchase obligation.
(n)During the continuation of any Deadlock and prior to any Buy-Sell Closing, the Company shall continue to operate in a manner consistent with its prior practices and this Agreement.
ARTICLE X
COVENANTS AND AGREEMENTS OF THE MEMBERS
Section 1.01Related-Party Transactions. The Company shall not and shall not cause or permit any of its Subsidiaries to directly or indirectly enter into, enter into any commitment to enter into, extend, amend in any material respect, waive, supplement, or terminate (other than pursuant to its terms) any Related-Party Agreement other than Related-Party Agreements that are unanimously approved by the Board.
Section 1.02Member Default. If any Member is a Defaulting Member, the other Member (provided that such other Member is not itself a Defaulting Member) shall have the right to give the Defaulting Member a notice specifically stating: (i) the nature of the default; and (ii) the cure period for the default, which shall be: (A) in the case of a monetary default, five (5) days to pay any amounts specified therein as due and owing to the Company or to any other Member (provided, however, this Section shall not increase any time period to make a Capital Contribution hereunder); and (B) in the case of a nonmonetary default, thirty (30) days to cure such default (each such time period, the “Cure Period”). If the amount specified is not paid or the Defaulting Member does not cure such other defaults within the applicable Cure Period, or if such other defaults are not capable of being cured within the Cure Period and the Defaulting Member has not commenced in good faith to cure such defaults within the Cure Period and does not thereafter prosecute to completion with diligence and continuity the curing thereof, the other Member shall have the right, as its sole and exclusive remedies, to, at its sole option:
(a)Purchase the Membership Interest of the Defaulting Member at a price equal to eighty percent (80%) of the lesser of (i) the price paid by the Defaulting Member for its Membership Interest; or (ii) the Fair Market Value of the Defaulting Member’s Membership Interest;

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(b)Require the Defaulting Member to purchase the non-Defaulting Member’s entire Membership Interest for a purchase price equal to one hundred ten percent (110%) of the greater of (i) the price paid by the non-Defaulting Member for its Membership Interest; or (ii) the Fair Market Value of the non-Defaulting Member’s Membership Interest;
(c)Force a sale of the Company to a third party on commercially reasonable market terms as reasonably determined by the non-Defaulting Member or the Managers appointed to the Board by the non-Defaulting Member (and, notwithstanding anything herein to the contrary, without regard to any requirement to obtain the approval of the Defaulting Member or Managers appointed to the Board by the Defaulting Member in order to effectuate such sale);
(d)Bring any proceeding in the nature of specific performance, injunction, or other equitable remedy, it being acknowledged by each of the Members that damages at law may be an inadequate remedy for a default or threatened breach of this Agreement; or
(e)Bring any action at law by or on behalf of the Company or the other Members as may be permitted in order to recover actual (but not consequential, indirect, special, or punitive) damages.
Each Member acknowledges and agrees that it would be impracticable or extremely difficult to determine the actual damages incurred by a Member as a result of a Defaulting Member’s actions, and that the entitlement of a Member to exercise the remedies described in this Section 10.02 is fair and reasonable.
ARTICLE XI
ACCOUNTING; TAX MATTERS
Section 1.01Financial Statements. The Company shall furnish to each Member the following reports:
(a)As soon as available, and in any event not later than the Statements Date, consolidated balance sheets of the Company as at the end of each such Fiscal Year and consolidated statements of income, cash flows and Members’ equity for such Fiscal Year, in each case setting forth in comparative form the figures for the previous Fiscal Year (the “Annual Financial Statements”). Each Member may request that the Annual Financial Statements be audited, and, in such event, such Annual Financial Statements shall be accompanied by the certification of independent certified public accountants of recognized national standing selected by the Board, certifying to the effect that, except as set forth therein, such financial statements have been prepared in accordance with GAAP, applied on a basis consistent with prior years, and fairly present in all material respects the financial condition of the Company as of the dates thereof and the results of their operations and changes in their cash flows and Members’ equity for the periods covered thereby. The “Statements Date” shall mean: (i) in the case of unaudited annual financial statements, thirty days following the end of each Fiscal Year; and (ii) in the case of audited annual financial statements, sixty days following the end of each Fiscal Year.
(b)As soon as available, and in any event by the first Friday following the end of each quarterly accounting period in each Fiscal Year (other than the last fiscal quarter of the Fiscal Year), unaudited consolidated balance sheets of the Company as at the end of each such fiscal quarter and for the current Fiscal Year to date and unaudited consolidated statements of income, cash flows and Members’ equity for such fiscal quarter and for the current Fiscal Year to date, in each case setting forth in comparative form the figures for the corresponding periods of the previous fiscal quarter, all in reasonable detail and all prepared in accordance with GAAP,

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consistently applied (subject to normal year-end audit adjustments and the absence of notes thereto), and certified by the principal financial or accounting officer of the Company.
(c)As soon as available, and in any event by the first Friday following the end of each monthly accounting period in each fiscal quarter (other than the last month of the fiscal quarter), unaudited consolidated balance sheets of the Company as at the end of each such monthly period and for the current Fiscal Year to date and unaudited consolidated statements of income, cash flows and Members’ equity for each such monthly period and for the current Fiscal Year to date, all in reasonable detail and all prepared in accordance with GAAP, consistently applied (subject to normal year-end audit adjustments and the absence of notes thereto).
Section 1.01Inspection Rights. Upon reasonable notice from a Member, the Company shall afford such Member and its Representatives access during normal business hours to (i) the Company’s property, office, plant and facility; (ii) the corporate, financial and similar records, reports and documents of the Company, including all books and records, minutes of proceedings, internal management documents, reports of operations, reports of adverse developments, copies of any management letters and communications with Members, and to permit each Member and its Representatives to examine such documents and make copies thereof or extracts therefrom; and (iii) any Officers, senior employees and accountants of the Company, and to afford each Member and its Representatives the opportunity to discuss and advise on the affairs, finances and accounts of the Company with such Officers, senior employees and accountants (and the Company hereby authorizes such employees and accountants to discuss with such Member and its Representatives such affairs, finances and accounts); provided that (x) the requesting Member shall bear its own expenses and all reasonable expenses incurred by the Company in connection with any inspection or examination requested by such Member pursuant to this Section 11.02 and (y) if the Company provides or makes available any report or written analysis to or for any Member pursuant to this Section 11.02, it shall promptly provide or make available such report or analysis to or for the other Member.
Section 1.02Income Tax Status. It is the intent of the Company and the Members that the Company shall be treated as a partnership for U.S., federal, state and local income tax purposes. Neither the Company nor any Member shall make an election for the Company to be classified as other than a partnership pursuant to Treasury Regulations Section 301.7701-3.
Section 1.03Tax Matters Representative.
(d)The Members hereby appoint TruCor as the “partnership representative” as provided in Code Section 6223(a) (the “Tax Matters Representative”). The Tax Matters Representative may resign at any time. The Tax Matters Representative may be removed at any time by the Board. In the event of the resignation or removal of the Tax Matters Representative, the Board shall select a replacement. The Tax Matters Representative may appoint any individual in its sole discretion as the sole person authorized to act on behalf of the Tax Matters Representative in any US federal tax audits or proceedings (the “Designated Individual”). Any person that the Tax Matters Representative appoints as the Designated Individual shall be treated as, and subject to the requirements and obligations of, the Tax Matters Representative for purposes of this Section. The Tax Matters Representative or Designated Individual can be removed at any time by the Board.
(e)The Tax Matters Representative is authorized to represent the Company in connection with all examinations of the Company’s affairs by Taxing Authorities, including resulting administrative and judicial proceedings, and to expend Company funds for professional services and costs associated therewith. The Tax Matters Representative shall promptly notify the Members in writing of the commencement of any tax audit of the Company, upon receipt of a tax assessment and upon the receipt of a notice of final partnership adjustment, and shall keep the

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Members reasonably informed of the status of any tax audit and resulting administrative and judicial proceedings. The Tax Matters Representative shall not take any actions in a tax audit or proceeding, including extending the statute of limitations, filing a request for administrative adjustment, filing suit relating to any Company tax refund or deficiency, entering into any settlement agreement relating to items of income, gain, loss or deduction of the Company, or making any elections or other determinations, without the approval of the Board.
(f)Within forty-five (45) days of any notice of final partnership adjustment, the Tax Matters Representative shall cause the Company to elect the alternative procedure under Code Section 6226, and furnish to the Internal Revenue Service and each Member during the year or years to which the notice of final partnership adjustment relates a statement of the Member’s share of any adjustment set forth in the notice of final partnership adjustment.
(g)Each Member agrees that such Member shall not treat any Company item inconsistently on such Member’s federal, state, foreign or other income tax return with the treatment of the item on the Company’s return. Any deficiency for taxes imposed on any Member (including penalties, additions to tax or interest imposed with respect to such taxes and any taxes imposed pursuant to Code Section 6226) will be paid by such Member and if required to be paid (and actually paid) by the Company, will be recoverable from such Member as provided in Section 6.02(e).
(h)The Company will make an election under Code Section 754, if requested in writing by a Member.
(i)The Company shall defend, indemnify, and hold harmless the Tax Matters Representative and any Designated Individual against any and all liabilities sustained as a result of any act or decision concerning Company tax matters and within the scope of the Tax Matters Representative’s or Designated Individual’s responsibilities, so long as such act or decision was done or made in good faith and does not constitute gross negligence or willful misconduct.
Section 1.02Tax Returns. At the expense of the Company, the Board (or any Officer that it may designate) shall endeavor to cause the preparation and timely filing (including extensions) of all tax returns required to be filed by the Company pursuant to the Code as well as all other required tax returns in each jurisdiction in which the Company owns property or does business. As soon as reasonably possible after the end of each Fiscal Year, the Board or designated Officer will cause to be delivered to each Person who was a Member at any time during such Fiscal Year, IRS Schedule K-1 to Form 1065 and such other information with respect to the Company as may be necessary for the preparation of such Person’s federal, state, and local income tax returns for such Fiscal Year.
Section 1.03Company Funds. All funds of the Company shall be deposited in its name, or in such name as may be designated by the Board, in such checking, savings or other accounts, or held in its name in the form of such other investments as shall be designated by the Board. The funds of the Company shall not be commingled with the funds of any other Person. All withdrawals of such deposits or liquidations of such investments by the Company shall be made exclusively upon the signature or signatures of such Officer or Officers as the Board may designate.
ARTICLE XII
DISSOLUTION AND LIQUIDATION

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Section 1.03Events of Dissolution. The Company shall be dissolved and its affairs wound up only upon the occurrence of any of the following events:
(a)The unanimous determination of the Members to dissolve the Company;
(b)At the election of a Member that is not a Defaulting Member, acting in its sole discretion, made at such time as the other Member is a Defaulting Member (and without limitation of any other rights or remedies that may be available to such electing Member); or
(c)The sale, exchange, involuntary conversion or other disposition or Transfer of all or substantially all the assets of the Company.
Section 1.04Effectiveness of Dissolution. Dissolution of the Company shall be effective on the day on which the event described in Section 12.01 occurs, but the Company shall not terminate until the winding up of the Company has been completed, the assets of the Company have been distributed as provided in Section 12.03 and the Certificate shall have been terminated as provided in Section 12.04.
Section 1.05Liquidation. If the Company is dissolved pursuant to Section 12.01, the Company shall be liquidated and its business and affairs wound up in accordance with the Act and the following provisions:
(d)The Board shall act as liquidator to wind up the Company (the “Liquidator”). The Liquidator shall have full power and authority to sell, assign and encumber any or all of the Company’s assets and to wind up and liquidate the affairs of the Company in an orderly and business-like manner; provided that, if the Board is the Liquidator, it shall act in accordance with the governance provisions in ARTICLE VII until the winding up occurs.
(e)As promptly as possible after dissolution and again after final liquidation, the Liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable.
(f)The Liquidator shall liquidate the assets of the Company and distribute the proceeds of such liquidation in the following order of priority, unless otherwise required by mandatory provisions of Applicable Law:
(iii)first, to the payment of all of the Company’s debts and liabilities to its creditors (including Members, if applicable) and the expenses of liquidation (including sales commissions incident to any sales of assets of the Company);
(iv)second, to the establishment of and additions to reserves that are determined by the Liquidator to be reasonably necessary for any contingent unforeseen liabilities or obligations of the Company; and
(v)third, to the Members in accordance with the positive balances in their respective Capital Accounts, as determined after taking into account all Capital Account adjustments for the taxable year of the Company during which the liquidation of the Company occurs.
(g)Notwithstanding the provisions of Section 12.03(c) that require the liquidation of the assets of the Company, but subject to the order of priorities set forth in Section 12.03(c), if upon dissolution of the Company the Liquidator reasonably determines that an immediate sale of

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part or all of the Company’s assets would be impractical or could cause undue loss to the Members, the Liquidator may defer the liquidation of any assets except those necessary to satisfy Company liabilities and reserves.
Section 1.06Termination of Certificate. Upon completion of the distribution of the assets of the Company as provided in Section 12.03(c), the Company shall be terminated and the Liquidator shall cause the cancellation of the Certificate in the State of Delaware and of all qualifications and registrations of the Company as a foreign limited liability company in jurisdictions other than the State of Delaware and shall take such other actions as may be necessary to terminate the Company.
Section 1.07Survival of Rights, Duties and Obligations. Dissolution, liquidation, winding up or termination of the Company for any reason shall not release any party from any Loss that at the time of such dissolution, liquidation, winding up or termination already had accrued to any other party or thereafter may accrue in respect of any act or omission prior to such dissolution, liquidation, winding up or termination. For the avoidance of doubt, none of the foregoing shall replace, diminish or otherwise adversely affect any Member’s right to indemnification pursuant to Section 8.03.
Section 1.08Recourse for Claims. Each Member shall look solely to the assets of the Company for all distributions with respect to the Company, such Member’s Capital Account, and such Member’s share of Net Income, Net Loss and other items of income, gain, loss and deduction, and shall have no recourse therefor (upon dissolution or otherwise) against the Liquidator or any other Member.
ARTICLE XIII
MISCELLANEOUS
Section 1.04Expenses. All costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with the preparation and execution of this Agreement, or any amendment or waiver hereof, and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.
Section 1.05Further Assurances. In connection with this Agreement and the transactions contemplated hereby, the Company and each Member hereby agrees, at the request of the Company or any Member, to execute and deliver such additional documents, instruments, conveyances and assurances and to take such further actions as may be required to carry out the provisions hereof and give effect to the transactions contemplated hereby.
Section 1.06Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to

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the respective parties at their principal addresses of record (or at such other address for a party as shall be specified in a notice given in accordance with this Section 13.03).
Section 1.07Headings. The headings in this Agreement are inserted for convenience or reference only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision of this Agreement.
Section 1.08Severability. If any term or provision of this Agreement is held to be invalid, illegal or unenforceable under Applicable Law in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 8.03(g), upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
Section 1.09Entire Agreement. This Agreement, together with the Certificate, the JV Agreement and all Exhibits and Schedules, constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter. In the event of an inconsistency or conflict between the provisions of this Agreement and any provision of the JV Agreement, this Agreement shall control with respect to such conflict.
Section 1.010Successors and Assigns. Subject to the restrictions on Transfers set forth herein, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns. This Agreement may not be assigned by any Member except as permitted by this Agreement and any assignment in violation of this Agreement shall be null and void.
Section 1.011No Third-Party Beneficiaries. Except as provided in ARTICLE VIII, which shall be for the benefit of and enforceable by Covered Persons as described therein, this Agreement is for the sole benefit of the parties hereto (and their respective heirs, executors, administrators, successors and permitted assigns) and nothing herein, express or implied, is intended to or shall confer upon any other Person, including any creditor of the Company, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
Section 1.012Amendment. No provision of this Agreement may be amended or modified except by an instrument in writing executed by both Members. Any such written amendment or modification will be binding upon the Company and each Member. Notwithstanding the foregoing, amendments to Schedule A that are necessary to reflect any Transfer of Membership Interests in accordance with this Agreement may be made by the Board without the consent of or execution by the Members.
Section 1.10Waiver. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right,

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remedy, power or privilege. For the avoidance of doubt, nothing contained in this Section 13.10 shall diminish any of the explicit and implicit waivers described in this Agreement, including in Section 13.13 hereof.
Section 1.11Governing Law. All issues and questions concerning the application, construction, validity, interpretation and enforcement of this Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.
Section 1.12Mediation; Submission to Jurisdiction. Prior to initiating any litigation proceedings (except for claims of equitable relief), for any dispute between the Members arising out of or related to this Agreement or the JV Agreement, within ten (10) Business Days of written notice provided to a Member, a representative Board member from each of TruCor and AMI shall confer regarding the appointment of a mediator. The Mediation shall be conducted in person before a single mediator to be agreed upon by the Members (the “Mediation”). If the Members cannot agree on the mediator, each Member shall select a mediator and such mediators shall together unanimously select a neutral mediator who will conduct the mediation. The Mediation shall take place in Atlanta, Georgia. Each Member shall bear the fees and expenses of its mediator and all the Members shall equally bear the fees and expenses of the final mediator. To the extent that Mediation is unsuccessful, the parties hereby agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby, whether in contract, tort or otherwise, shall be brought in the federal or state courts sitting in Atlanta, Georgia so long as one of such courts shall have subject-matter jurisdiction over such suit, action or proceeding. Each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding that is brought in any such court has been brought in an inconvenient form. Service of process, summons, notice or other document by registered mail to the address set forth in Section 13.03 shall be effective service of process for any suit, action or other proceeding brought in any such court.
Section 1.13Waiver of Jury Trial. Each party hereto hereby acknowledges and agrees that any controversy that may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby.
Section 1.14Equitable Remedies. Each party hereto acknowledges that a breach or threatened breach by such party of any of its obligations under this Agreement may give rise to irreparable harm to the other parties, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by such party of any such obligations, each of the other parties hereto shall, in addition to any and all other rights and remedies that may be available to them in respect of such breach, be entitled to seek equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction.
Section 1.15Attorneys’ Fees. In the event that any party hereto institutes any legal suit, action or proceeding, including arbitration, against another party in respect of a matter arising out of or relating to this Agreement, the prevailing party in the suit, action or proceeding shall be entitled to receive, in addition to all other damages to which it may be entitled, the costs

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incurred by such party in conducting the suit, action or proceeding, including reasonable attorneys’ fees and expenses and court costs.
Section 1.16Public Announcements. The Parties acknowledge that TruCor is an indirect subsidiary of The Dixie Group, Inc., which is a publicly traded company, and The Dixie Group, Inc., any Member that is a publicly traded company, and the direct or indirect parent of any entity which is a Member which direct or indirect parent is a publicly traded company (each such publicly traded company, a “PTC Entity”) is required to make certain public disclosures and filings as required by applicable securities Laws and the rules and regulations of the securities exchange on which the securities of such PTC Entity are traded (a “Required Disclosure”). Immediately following the full execution and delivery of this Agreement (or at such other time as required for the Required Disclosure), a PTC Entity shall issue an initial press release and make initial Required Disclosures, forms of which shall have been previously provided to the other Member for its review, and, to the extent not prohibited by applicable law, consented to by such other Member. The Members acknowledge that the execution and terms of this Agreement will be a Required Disclosure of TruCor (through The Dixie Group, Inc., as a PTC Entity), and the form of the related Required Disclosure shall have been provided for the review and, to the extent not prohibited by applicable law, consent by AMI. Except for any Required Disclosure, neither Member nor any of its Affiliates or representatives shall (orally or in writing) publicly disclose, issue any press release or make any other public statement, or otherwise communicate with the media, concerning the existence of this Agreement or the subject matter hereof, without the prior written approval of the other Member. Except to the extent prohibited by Applicable Law, each PTC Entity shall provide the Members notice in advance of any Required Disclosure and an opportunity to review such Required Disclosure. Each Member shall be liable for any failure of its Affiliates or representatives to comply with the restrictions set forth under this Section 13.16. The Members further acknowledge and agree that because a PTC Entity is a reporting company under Securities Exchange Act of 1934, the Members, including their respective officers, directors, and employees (collectively, the “Restricted Persons”), are subjected to certain restrictions under federal and state securities laws and regulations with respect to trading the securities of such PTC Entity while in possession of material, non-public information concerning such PTC Entity and its direct or indirect subsidiary which may be a Member. In addition, federal and state securities laws and regulations require that a PTC Entity restrict the use and disclosure of material, non-public information, which will include information relating to financial performance of the Company. Each Member hereby agrees that it shall not publicly disclose material, non-public information relating to financial performance of the Company in accordance with applicable state and federal securities laws and regulations until such time as such information is required to be made public by a PTC Entity, and each Member shall notify all Restricted Persons employed by such Member of all such confidentiality obligations.
Section 1.17Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of Electronic Transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

COMPANY: RIGID CORE MANUFACTURING LLC
By:_____________________ Name: Title:
MEMBERS: TRUCOR, LLC
By:_____________________ Name: Title:
ALABAMA MANUFACTURING INVESTMENT LLC
By:_____________________ Name: Title:

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SCHEDULE A
MEMBERS SCHEDULE
LIMITED LIABILITY COMPANY OPERATING AGREEMENT

MEMBER NAME AND ADDRESS	INITIAL CAPITAL COMMITMENT	PERCENTAGE INTEREST
TruCor, LLC 475 Reed Road Dalton, Georgia 30720	$6,000,000	50%
ALABAMA MANUFACTURING INVESTMENT LLC [address to be provided]	$6,000,000	50%
TOTAL:		100%

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Exhibit A

JOINDER TO
LIMITED LIABILITY COMPANY AGREEMENT
OF RIGID CORE MANUFACTURING LLC

This Joinder, dated as of ______________ (this “Joinder”), is being executed by the person(s) listed on the signature page hereto (each, a “New Member”) as evidence of each such New Member’s agreement to join in and adopt, and to comply with and to be bound by the terms and conditions of, and be deemed a party to, that certain Limited Liability Company Agreement of Rigid Core Manufacturing LLC, a Delaware limited liability company (the “Company”), dated as of ______________, by and among TruCor, LLC, a Georgia limited liability company, Alabama Manufacturing Investment LLC, a Delaware limited liability company, their respective permitted transferees and/or assigns, and the other persons and entities identified therein (as the same may be amended from time to time, the “LLC Agreement”; capitalized terms used and not otherwise defined herein shall have the meanings given to such terms in the LLC Agreement).
NOW, THEREFORE, in consideration of the foregoing, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the New Member hereby agrees as follows:
1.Upon the execution and delivery of this Joinder, each New Member hereby joins in and adopts, and agrees to comply with and to be bound by, all of the terms and conditions of, and will be deemed a party for all purposes to, the LLC Agreement as an “Member” thereunder.
2.This Joinder and all actions arising out of or in connection with this Joinder shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law provisions thereof.
3.This Joinder is for the benefit of the Company and shall be binding upon and inure to the benefit of the undersigned and its/his/her respective successors and assigns.

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CONFIDENTIAL
IN WITNESS WHEREOF, the undersigned has caused this Joinder to be executed as of the date first above written.

NEW MEMBER:

_______________________ [_____________]

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